Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS REPORTS SECOND QUARTER FISCAL YEAR 2011
FINANCIAL RESULTS AND RECENT DEVELOPMENTS

-- Advancing Multiple Phase II Oncology Trials for Bavituximab and Cotara® --

TUSTIN, Calif., December 9, 2010 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced financial results for the second quarter ended October 31, 2010 for its fiscal year (FY) 2011 and provided an update on the progress of its clinical development programs.

“Our Phase II oncology programs for our broad-spectrum antibody bavituximab and novel brain cancer therapy Cotara® are building value for Peregrine as we execute our clinical and regulatory strategies,” said Steven W. King, president and chief executive officer of Peregrine.  “We are managing our resources to support advancing and expanding our clinical trials in multiple oncology and viral infection indications, providing the opportunity for a robust flow of clinical data with potential value inflection points as we progress into 2011.”

Oncology Program Highlights
Bavituximab Phase IIb NSCLC Trials
Peregrine is conducting two randomized Phase IIb clinical trials in non-small cell lung cancer (NSCLC).

The first trial is enrolling up to 120 second-line NSCLC patients in this randomized, placebo-controlled, double-blinded trial.  Enrollment is expected to be complete by mid-year 2011 with data unblinded from the second-line trial by year-end 2011.

The second trial is enrolling up to 86 front-line NSCLC patients in this randomized open-label trial.  Enrollment is expected to be complete by mid-year 2011 and interim data is expected to be available by mid-year 2011.

Bavituximab Phase I/II HCC IST
On December 1, 2010, Peregrine announced the initiation of its first investigator-sponsored trial (IST) for patients with advanced hepatocellular carcinoma (HCC), or liver cancer.  This open-label Phase I/II trial will treat up to 50 patients with bavituximab in combination with sorafenib and is being conducted by the University of Texas Southwestern Medical Center at Dallas.

Cotara® Phase II Brain Cancer Trial
In October 2010, Peregrine reported Phase II interim data on 14 patients with glioblastoma multiforme (GBM) treated at a single medical with its novel brain cancer therapy Cotara.  Interim median overall survival was 86 weeks for patients treated at first relapse with a single infusion of Cotara.  Previously, interim median overall survival for patients treated with Cotara has ranged from 38 to 41 weeks which compares very favorably to published historical data of 24 weeks in this patient population.

Peregrine expects to complete enrollment of the 40 patient Phase II trial shortly and plans to report data by mid-year 2011.  Once this trial is completed and data are analyzed, Peregrine plans to meet with the FDA to determine the optimal registration pathway for Cotara.

Antiviral Program Highlights
Bavituximab Phase Ib HCV/HIV Trial
Peregrine expects to complete enrollment shortly in its Phase Ib safety and efficacy trial of bavituximab monotherapy in up to 24 patients coinfected with hepatitis C virus (HCV) and HIV.  The company expects to initiate its next HCV study in the near term.

For more information on Peregrine’s clinical trials, please visit http://www.peregrinetrials.com.

Government-Sponsored Research
In November 2010, Peregrine presented preclinical data at the 2010 Chemical and Biological Defense Science and Technology Conference demonstrating bavituximab’s ability to bind to virus particles and virus-infected cells of five viruses that cause viral hemorrhagic fever (VHF), including the highly lethal Ebola virus.  Additionally, bavituximab in combination with the antiviral drug ribavirin improved survival by up to 50% compared to either drug used as a monotherapy in several models of VHF.

This research is being conducted under Peregrine’s government contract to evaluate its phosphatidylserine (PS)-targeting antibodies for VHF.  This contract provides for up to $24.7 million in funding for the base period ending March 2011 for a total of up to $36.3 million in funding during the five-year potential duration of the contract.

In October 2010, Peregrine was award of $977,917 under Section 48D of the Internal Revenue Code for Qualifying Therapeutic Discovery Projects to support the following projects:

•	Bavituximab for the treatment of patients with second-line NSCLC
•	Bavituximab for the treatment of patients with front-line NSCLC
•	Bavituximab for the treatment of patients coinfected with HCV/HIV
•	Cotara for the treatment of patients with GBM

Biomanufacturing Subsidiary Avid Bioservices
On December 8, 2010, Peregrine’s biomanufacturing subsidiary Avid Bioservices announced an agreement to provide services for a privately held U.S. and China-based biopharmaceutical company focused on developing biosimilars for global commercialization.  Under the terms of this contract, Avid Bioservices will provide fully-integrated process development and analytical services for a complex biosimilar product to support planned clinical development.

In September 2010, Avid announced it has secured a biomanufacturing contract to supply clinical material of AT001/r84, a fully human antibody, to Affitech A/S.  The initial one-year contract for committed services provides for several large-scale cGMP manufacturing runs as well as other cGMP-related services.

Financial Results
Total revenues for the second quarter of FY 2011 were $4,671,000, compared to $6,896,000 for the same quarter of the prior fiscal year.  This decrease was attributed to a reduction in contract manufacturing revenue from Peregrine’s subsidiary Avid Bioservices, due to the level and timing of services provided to its third-party clients, and in government contract revenue.  Expected to generate between $8 million and $12 million in contract manufacturing revenue from third-party clients during fiscal year 2011, Avid will continue to utilize available capacity and resources to begin preparing for the future clinical development and potential commercialization of bavituximab and Cotara, while also seeking to grow its base of third-party clients.

Total costs and expenses in the second quarter of FY 2011 were $13,049,000, compared to $9,433,000 in the second quarter of FY 2010.  The increase was attributable to higher research and development and selling, general administrative expenses, primarily to support Peregrine’s two randomized Phase IIb bavituximab NSCLC trials.  For the second quarter FY 2011, research and development expenses were $7,344,000, compared to $4,132,000 for the second quarter of FY 2010.

Peregrine’s consolidated net loss was $7,513,000, or $0.13 per share, for the second quarter of FY 2011, compared to a net loss of $2,787,000 or $0.06 per share, for the same quarter of the prior year.

Peregrine reported $17,268,000 in cash and cash equivalents at October 31, 2010, compared to $17,983,000 at July 31, 2010.  Cash and cash equivalents as of November 30, 2010 increased to $22,618,000.

More detailed financial information and analysis may be found in Peregrine’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission today.

Conference Call
Peregrine will host a conference call and webcast today, December 9, 2010, at 4:30 p.m. ET (1:30 p.m. PT).

•	To listen to the live webcast or access the archived webcast available for 30 days, please visit: www.peregrineinc.com.
•
To listen to the conference call, please call (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals call.  A replay of the call will be available starting approximately two hours after the conclusion of the call through December 23, 2010 by calling (800) 642-1687 or (706) 645-9291 and using passcode 25993873.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in clinical trial patient enrollment, the risk that the results of the Phase IIb clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the company may not have or be able to raise sufficient financial resources to complete the Phase IIb trials, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, and the risk that the government contract may not be further extended or provide any additional funding. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended April 30, 2010 and quarterly report on Form 10-Q for the quarter ended October 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

PEREGRINE PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED OCTOBER 31,		SIX MONTHS ENDED OCTOBER 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$3,627,000	$5,308,000	$4,610,000	$7,378,000
Government contract revenue	966,000	1,510,000	3,077,000	6,181,000
License revenue	78,000	78,000	193,000	87,000
Total revenues	4,671,000	6,896,000	7,880,000	13,646,000

COSTS AND EXPENSES:
Cost of contract manufacturing	3,003,000	3,540,000	4,159,000	4,613,000
Research and development	7,344,000	4,132,000	14,411,000	10,206,000
Selling, general and administrative	2,702,000	1,761,000	5,200,000	3,554,000
Total costs and expenses	13,049,000	9,433,000	23,770,000	18,373,000

LOSS FROM OPERATIONS	(8,378,000)	(2,537,000)	(15,890,000)	(4,727,000)

OTHER INCOME (EXPENSE):
Interest and other income	996,000	34,000	1,014,000	74,000
Interest and other expense	(131,000)	(284,000)	(332,000)	(562,000)

NET LOSS	$(7,513,000)	$(2,787,000)	$(15,208,000)	$(5,215,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	56,761,412	48,147,702	55,559,493	47,478,247

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.13)	$(0.06)	$(0.27)	$(0.11)

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	OCTOBER 31, 2010	APRIL 30, 2010
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,268,000	$19,681,000
Trade and other receivables, net	2,522,000	1,481,000
Government contract receivables	425,000	367,000
Inventories, net	3,555,000	3,123,000
Debt issuance costs, current portion	67,000	122,000
Prepaid expenses and other current assets, net	1,524,000	2,004,000

Total current assets	25,361,000	26,778,000

PROPERTY:
Leasehold improvements	891,000	697,000
Laboratory equipment	4,285,000	4,221,000
Furniture, fixtures, office equipment and software	1,714,000	917,000

	6,890,000	5,835,000
Less accumulated depreciation and amortization	(4,661,000)	(4,366,000)

Property, net	2,229,000	1,469,000

OTHER ASSETS:
Debt issuance costs, less current portion	1,000	21,000
Other assets	1,178,000	1,067,000

Total other assets	1,179,000	1,088,000

TOTAL ASSETS	$28,769,000	$29,335,000

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	OCTOBER 31, 2010	APRIL 30, 2010
	Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,027,000	$2,259,000
Accrued clinical trial and related fees	2,699,000	2,666,000
Accrued payroll and related costs	1,081,000	1,623,000
Notes payable, current portion and net of discount	1,961,000	1,893,000
Deferred revenue	2,447,000	2,406,000
Deferred government contract revenue	35,000	78,000
Customer deposits	3,325,000	2,618,000
Other current liabilities	1,123,000	860,000

Total current liabilities	15,698,000	14,403,000

Notes payable, less current portion and net of discount	333,000	1,315,000
Deferred revenue	663,000	-
Other long-term liabilities	450,000	210,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; none issued	-	-
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 59,220,742 and 53,094,896, respectively	59,000	53,000
Additional paid-in capital	288,628,000	275,208,000
Accumulated deficit	(277,062,000)	(261,854,000)

Total stockholders’ equity	11,625,000	13,407,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,769,000	$29,335,000

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